Exhibit 3.4

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CHEMICAL METHODS ASSOCIATES, INC.

GARTH L. BISCHOFF and FRED G. PALMER certify that:

1.  They are the President and the Secretary, respectively, of CHEMICAL METHODS ASSOCIATES, INC., a California corporation.

2 .  The Articles of Incorporation of this Corporation are amended in full and restated to read as follows:

ONE:  The name of this Corporation is:    CHEMICAL METHODS ASSOCIATES, INC.

TWO:  The purpose of this Corporation is to engage in any lawful act or activity a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE:  This Corporation is authorized to issue two (2) classes of shares of common stock, to be kncwn as Class A Common Stock and Class B Common Stock. The total number of shares of each such class which this Corporation is authorized to issue is thirty million (30,000,000). Each share of Common Stock previously outstanding is hereby redesignated as a share of Class A Common Stock. The rights, preferences, privileges and restrictions of each class of common stock are as follows:

(a)  The shares of Class B Common Stock shall have no dividend rights, but shall in all other respects be treated the same as and equal to the shares of Class A Common Stock.

(b)  The holders of shares of Class B Common Stock shall be entitled upon submission of their share certificate(s) to the register to convert all or any portion of their shares of Class B Common Stock into shares of Class A Common Stock at a conversion rate of one share of Class B Common Stock for one share of Class A Common Stock at the date of the first Annual Meeting of this Corporation at or before which dividends totalling 23 cents per share have been paid or declared on the Class A Common Stock.

(c)  Each share of Class A Common Stock and each share of Class B Common Stock shall be entitled to one vote on all matters submitted to a vote of shareholders and no voting shall be in classes, except as expressly required by the General Corporation Law or by the following paragraph.

(d)  The rights of any class of common shares shall be fixed by these Articles of Incorporation or an amendment thereto. If at any time the capital of this Corporation is divided into different classes of common shares, the rights attached to any class may be varied, subject to such Articles as amended, either while the corporation is a going concern or during or in contemplation of a reorganization or dissolution either (i) in such manner (if any) as may be provided by such rights or (ii) in the absence of any such provision, with the consent in writing of the holders of a majority of the issued shares of that class, or with the sanction of resolution passed by majority vote at a separate meeting of the holders of the shares of that class, but not otherwise.

FOUR:  This Corporation is authorized to issue one (1) class of Preferred Stock, par value $1 per share, to be known as the “Series A 9% Cumulative Convertible Preferred Stock” (the “Series A Preferred”). The total number of shares of Series A Preferred which this Corporation is authorized to issue is thirty thousand (30,000). The rights and privileges of such Series A Preferred shall be as follows:

Part 1.  Dividends.

1A.  General Obligation.    When and as declared by the Company’s board of directors and to the extent permitted under the California Corporations Code, the Company will pay preferential dividends to the holders of the Series A Preferred as provided in this part 1. Except as otherwise provided herein, dividends on each share of the Series A Preferred ( a “Share”) will accrue cumulatively on a daily basis at the rate of 9% per annum of the Liquidation Value thereof from and including the date of issuance of such Share to and including the date on which the Liquidation Value of such Share is paid or the date on which such Share is converted . Such dividends will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The date on which the Company initially issues any Share will be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Company and regardless of the number of certificates which may be issued to evidence such Share.

1B.  Dividend Reference Dates.    To the extent not paid on each March 31, June 30, September 30 and December 31 of each year, beginning June 30,1988 (the “Dividend Reference Dates”), all dividends which have accrued on each Share outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date will be added to the Liquidation Value of such Share and will remain a part thereof until such dividends are paid.

1C.  Distribution of Partial Dividend Payments.    If at any time the Company pays less than the total amount of dividends then accrued with respect to the Series A Preferred, such payment will be distributed ratably among the holders of such Shares based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder.

Part 2.  Liquidation.

Upon any liquidation, dissolution or winding up of the Company, the holders of Series A Preferred will be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value (plus dividends accrued thereon since the most recent Dividend Reference Date) of all Shares out-

standing, and the holders of Series A Preferred will not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Company, the Company’s assets to be distributed among the holders of the Series A Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed will be distributed ratably among such holders based upon the aggregate Liquidation Value (plus dividends accrued thereon since the most recent Dividend Reference Date) of the Series A Preferred held by each such holder. The Company will mail written notice of such liquidation, dissolution or winding up, not less than 60 days prior to the payment date stated therein, to each record holder of Series A Preferred. Neither the consolidation or merger of the Company into or with any other corporation or corporations, nor the sale or transfer by the Company of all or any part of its assets, nor the reduction of the capital stock of the Company, will be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this part 2.

Part 3.  Redemptions.

3A.  Scheduled Redemption.    The Company will redeem all of the outstanding Shares on June 30, 1998 (the “Redemption Date”).

3B.  Redmption Price.    For each Share which is to be redeemed, the Company will be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Company’s principal office of the certificate representing such Share) an amount in immediately available funds (the “Redemption Price”) equal to the Liquidation Value thereof (plus dividends accrued thereon since the most recent Dividend Reference Date). If the funds of the Company legally available for redemption of Shares on the Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of Shares ratably among the holders of the Shares to be redeemed based upon the aggregate Liquidation Value of such Shares (plus dividends accrued thereon since the most recent Dividend Reference Date) held by each such holder. At any time thereafter when additional funds of the Company are legally available for the redemption of Shares, such funds will immediately be used to redeem the balance of the Shares which the Company has become obligated to redeem on the Redemption Date but which it has not redeemed.

3C.  Notice of Redemption.  The Company will mail written notice of redemption of Series A Preferred (plus dividends accrued thereon since the most recent Dividend Reference Date) to each record holder of Shares not more 6 nor less than 30 days prior to the date on which such redemption is to be made. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares will be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the redeemed Shares.

3D.  Dividends After Redemption Date.  No Share is entitled to any dividends accruing after the date on which the Liquidation Value (plus dividends accrued thereon since the most recent Dividend Reference Date) of such Share is paid. On such date all rights of the holder of such Share will cease, and such Share will not be deemed to be outstanding.

3E.  Redeemed or Otherwise Acquired Shares.  Any Shares which are redeemed or otherwise acquired by the Company will be cancelled and will not be reissued, sold or transferred.

3F.  Other Redemptions or Acquisition.    Neither the Company nor any Subsidiary will redeem or otherwise acquire any Series A Preferred, except as expressly authorized herein or pursuant to a purchase offer made pro-rata to all holders on the basis of the number of Shares of such class owned by each such holder.

Part 4.  Voting Rights.    The Company will not merge or consolidate with another corporation, sell all or substantially all of its assets or dissolve or liquidate without the prior approval of the holders of at least 66 2/3% of the Series A Preferred then outstanding; provided that the Company may, without obtaining such approval, merge with any wholly-owned Subsidiary so long as (i) the Company is the surviving corporation, (ii) the terms of the Series A Preferred are not changed and (iii) the Series A Preferred is not exchanged for cash, securities or other property. Except as provided herein and as otherwise provided by law, the Series A Preferred will vote together with the Class A Common Stock on an as-if-converted basis on all matters.

Part 5.  Conversion.

5A.  Conversion Procedure.

        (i)  Any holder of Series A Preferred may convert all or any portion of the Series A Preferred (including any fraction of a Share) held by such holder into a number of shares of Conversion Common computed by multiplying the number of Shares to be converted by $100 and dividing the result by the Conversion Price then in effect.

        (ii)  Each conversion of Series A Preferred will be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series A Preferred to be converted have been surrendered at the principal office of the Company. At such time as such conversion has been effected, the rights of the holder of such Series A Preferred as such holder will cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Common are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Conversion Common represented thereby.

        (iii)  As soon as possible after a conversion has been effected (but in any event within three business days in the case of subparagraph (a) below), the Company will deliver to the converting holder:

(a)  a certificate or certificates representing the number of shares of Conversion Common issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified:

(b)  payment in an amount equal to all accrued dividends with respect to each Share converted, which have not been paid prior thereto, plus the amount payable under subparagraph (vii) below with respect to such conversion; and

(c)  a certificate representing any Shares of Series A Preferred which were represented by the certificate or certificates delivered to the Company in connection with such conversion but which were not converted.

(iv)  If for any reason the Company is unable to pay any accrued dividends on the Series A Preferred being converted, the Company will pay such dividends to the converting holder as soon thereafter as funds of the Company are legally available for such payment. At the request of any such converting holder, the Company will provide such holder with written evidence of its obligation to such holder.

At the converting holder’s option, all or a portion of such unpaid dividends may be used to acquire an additional number of shares of Conversion Common determined by dividing the amount of the unpaid dividends to be applied for such purpose, by the Conversion Price then in effect.

(v)  The issuance of certificates for shares of Conversion Common upon conversion of Series A Preferred will be made without charge to the holders of such Series A Preferred for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of shares of Conversion Common. Upon conversion of each share of Series A Preferred, the Company will take all such actions as are necessary in order to insure that the Conversion Common issuable with respect to such conversion will be validly issued, fully paid and nonassessable.

(vi)  The Company will not close its books against the transfer of Series A Preferred or of Conversion Common issued or issuable upon conversion of Series A Preferred in any manner which interferes with the timely conversion of Series A Preferred.

(vii)  If any fractional interest in a share of Conversion Common would, except for the provisions of this subparagraph (vii), be deliverable upon any conversion of the Series A Preferred, the Company, in lieu of delivering the fractional share therefor, will pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

5B.  Conversion Price.

(i)  The initial Conversion Price will be $1.00. In order to prevent dilution of the conversion rights granted under this subdivision, the Conversion Price will be subject to adjustment from time to time pursuant to this part 5.

(ii)  If and whenever on or after the original date of issuance of the Series A Preferred the Company issues or sells, or in accordance with paragraph 5C is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale the Conversion Price will be reduced to the Conversion Price determined by dividing (a) the sum of (1) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale times the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received by the Company upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

5C.  Effect on Conversion Price of Certain Events.    For purposes of determining the adjusted
Conversion Price under paragraph 5B, the following will be applicable:

(i)  Issuance of Rights or Options.    If the Company in any manner grants any rights or options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called “Options” and such convertible or exchangeable stock or securities being herein called “Convertible Securities”) and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Con-

vertible Securities issuable upon the exercise of such Options will be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of this paragraph, the “price per share for which Common Stock is issuable” will be determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price will be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(ii)    Issuance of Convertible Securities.    If the Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities will be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For the purposes of this paragraph, the “price per share for which Common Stock is issuable” will be determined by dividing ( A ) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price will be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convert-

ible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this part 5, no further adjustment of the Conversion Price will be made by reason of such issue or sale.

(iii)  Change in Option Price or Conversion Rate.    If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock change at any time, the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

(iv)  Treatment of Expired Options and Unexercised Convertible Securities.    Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder will be adjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(v)  Calculation of Consideration Received.    If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash and securities will be determined jointly by the Company and the holders of a majority of the outstanding Series A Preferred. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration will be determined by an independent appraiser jointly selected by the Company and the holders of a majority of the outstanding Series A Preferred.

(vi)  Integrated Transactions.    In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option will be deemed to have been issued for a consideration of $.01.

(vii)  Treasury Shares.    The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company or any Subsidiary, and the disposition of any shares so owned or held will be considered an issue or sale of Common Stock.

(viii)  Record Date.    If the Company takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

5D.  Subdivision or Combination of Common Stock.    If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

5E.  Reorganization, Reclassification, Consolidation, Merger or Sale.    Any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Company’s assets to another Person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an “Organic Change.’’ Prior to the consummation of any Organic Change, the Company will make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series A Preferred then outstanding) to insure that each of the holders of Series A Preferred will thereafter have the right to acquire and receive, in lieu of or in addition to the shares of Conversion Common immediately theretofore acquirable and receivable upon the conversion of such holder’s Series A Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted his Series A Preferred immediately prior to such Organic Change. In any such case, the Company will make appropriate provisions (in form and substance reasonably satis-

factory to the holders of a majority of the Series A Preferred then outstanding) to insure that the provisions of this part 5 and part 6 and 7 will thereafter be applicable to the Series A Preferred (including, in the case of any such consolidation, merger or sale in which the successor corporation or purchasing corporation is other than the Company, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Common Stock acquirable and receivable upon conversion of Series A Preferred, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Company will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the Company) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form reasonably satisfactory to the holders of a majority of the Series A Preferred then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

5F.  Certain Events.    If any event occurs of the type contemplateded by the provisions of this part 5 but not expressly provided for by such provisions, then the Company’s board of directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A Preferred; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this part 5 or decrease the number of shares of Conversion Common issuable upon conversion of each Share of Series A Preferred.

5G.  Notices.

( i )  Immediately upon any adjustment of the Conversion Price, the Company will give written notice thereof to all holders of Series A Preferred.

(ii)  The Company will give written notice to all holders of Series A Preferred at least 20 days prior to the date on which the Company closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

(iii)  The Company will also give written notice to the holders of Series A Preferred at least 20 days prior to the date on which any Organic Change will take place.

Part 6.  Liquidating Dividends.

If the Company declares or pays a dividend upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of Common Stock (a “Liquidating Dividend”), then the Company will pay to the holders of Series A Preferred at the time of payment thereof the Liquidating Dividends which would have been paid on the Conversion Common had such Series A Preferred been converted immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

Part 7.  Purchase Rights.

If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then each holder of Series A Preferred will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Common acquirable upon conversion of such holder’s Series A Preferred immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

Part 8.  Registration of Transfer.

The Company will keep at its principal office a register for the registration of Series A Preferred. Upon the surrender of any certificate representing Series A Preferred at such place, the Company will, at the request of the record holder of such certificate, execute and deliver (at the Company’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of Shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate, and dividends will accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred represented by the surrendered certificate.

Part 9.  Replacement.

Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of Series A Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation upon surrender of such certificate, the Company will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of Series A Preferred represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends will accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Part 10.  Definitions.

“Common Stock” means, collectively, the Company’s Class A Common Stock, no par value, the Company’s Class B Common Stock, no par value, and any capital stock of any class of the Company hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

“Common Stock Deemed Outstanding’’ means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to part 5.

“Conversion Common” means shares of the Company’s Class A Common Stock, no par value; provided that if there is a change such that the securities issuable upon conversion of the Series A Preferred are issued by an entity other than the Company or there is a change in the class of securities so issuable, then the term “Conversion Common” will mean one share of the security issuable upon conversion of the Series A Preferred if such security is issuable in shares, or will mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Junior Securities” means any of the Company’s equity securities other than the Series A Preferred.

“Liquidation Value” of any Share will initially equal $100 (subject to increase by the amount of any accrued but unpaid dividends in accordance with Part 1B hereof).

“Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation

Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the “Market Price” will be the fair value thereof determined jointly by the Company and the holders of a majority of the Series A Preferred. If such parties are unable to reach agreement within a reasonable period of time, such fair value will be determined by an independent appraiser jointly selected by the Company and the holders of a majority of the Series A Preferred.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” means any corporation of which the shares of stock having a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Company either directly or indirectly through Subsidiaries.

Part 11.  Amendment.

No amendment, (including by way of merger or consolidation) will be binding or effective with respect to any provision of these Articles of Incorporation without the prior written consent of the holders of at least a majority of the Series A Preferred outstanding at the time such action is taken.

Part 12.  Notices.

Except as otherwise expressly provided, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (i) to the Company, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Company (unless otherwise indicated by any such holder).

FIVE:  The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

SIX:  The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

3.  The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.

4 .  The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the Corporation’s Common Stock is 3,472,173. The number of shares of Common Stock voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%. The total number of outstanding shares of the Corporation’s Class B Common Stock is 8,511,662. The number of shares of Class B Common Stock voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge. Executed at Garden Grove, California on April 29, 1988.

/s/ GARTH L. BISCHOFF
Garth L. Bischoff President

/s/ FRED G. PALMER
Fred G. Palmer Secretary

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